Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-110736) of SIRVA, Inc. of our report dated January 29, 2007, except for the effects of the discontinued operations described in Note 17, as to which the date is May 30, 2007, relating to the financial statements and financial statement schedule as of December 31, 2005 and for the two years then ended, which appear in SIRVA, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 9, 2007